                                                    Registration No. 33-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     under
                           THE SECURITIES ACT OF 1933


                          CENTURY COMMUNICATIONS CORP.
             (Exact name of registrant as specified in its charter)

              New Jersey                          06-1158179
     (State or other jurisdiction              (I.R.S. Employer
          of incorporation or               Identification Number)
             organization)



                                50 Locust Avenue
                         New Canaan, Connecticut 06840
                                 (203) 972-2000
              (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)


                              Bernard P. Gallagher
                          Century Communications Corp.
                                50 Locust Avenue
                         New Canaan, Connecticut 06840
                                 (203) 972-2000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                     David Z. Rosensweig                                             David F. Kroenlein
                  Leavy Rosensweig & Hyman                                      Whitman Breed Abbott & Morgan
                     11 East 44th Street                                               200 Park Avenue
                  New York, New York 10017                                        New York, New York 10166
                       (212) 983-0400                                                  (212) 351-3000

                      ------------------------------------


      Approximate date of commencement of the proposed sale to the public: From time to time after the effective date of this Registration Statement.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                                             CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                              Proposed              Proposed
                                                                              maximum            maximum aggre-
             Title of each class of                     Amount to          offering price         gate offering          Amount of
          securities to be registered                 be registered         per unit (1)            price (1)       registration fee
- ------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, $.01 par value...........      3,581,632 shs.            $8.625              $30,891,576            $10,653
====================================================================================================================================

(1) Estimated pursuant to Rule 457(c) solely for the purpose of determining the registration fee on the basis of the closing price reported on NASDAQ/NMS on February 28, 1995.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
                   SUBJECT TO COMPLETION, DATED MARCH 3, 1995

PROSPECTUS

                                3,581,632 Shares

                          CENTURY COMMUNICATIONS CORP.

                              CLASS A COMMON STOCK


           This Prospectus relates to the offering from time to time of up to 3,581,632 shares (the "Shares") of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), of Century Communications Corp. (the "Company") by the persons named herein (the "Selling Shareholders"), who became shareholders of the Company as a result of the mergers, effective March 1, 1995, of each of Kootenai Cable, Inc. ("Kootenai") and Pullman TV Cable Co. Inc. ("Pullman") with subsidiaries of the Company that resulted in Kootenai and Pullman becoming wholly owned subsidiaries of the Company. The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders. The Company is paying the expenses of registration of the Shares.

           It is anticipated that sales of Shares by the Selling Shareholders will be made in one of three ways: (1) through broker-dealers, (ii) through agents or (iii) directly to one or more purchasers. The period of distribution of the Shares may occur over an extended period of time. See "PLAN OF DISTRIBUTION."

           The Class A Common Stock of the Company is quoted on the National Association of Securities Dealers Automated Quotation System -- National Market System ("NASDAQ/NMS") under the symbol CTYA. On February 28, 1995, the closing price for the Class A Common Stock reported on NASDAQ/NMS was $8.625 per share.


      See "Investment Considerations" for a discussion of certain factors that should be considered by prospective investors.


           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
              THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                  EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.


                      ------------------------------------


                     The date of this Prospectus is  , 1995.


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             AVAILABLE INFORMATION

           The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Shares, the Class A Common Stock and the Company, reference is made to the Registration Statement.

           The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

           The Annual Report on Form 10-K for the fiscal year ended May 31, 1994, the Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1994 and November 30, 1994 and the Current Report on Form 8-K, dated December 31, 1994, filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference.

           All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective date of filing of each such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

           The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference herein, other than certain exhibits to such documents. Requests for such documents should be directed to Scott N. Schneider, Senior Vice President and Treasurer, Century Communications Corp., 50 Locust Avenue, New Canaan, Connecticut 06840. The Company's telephone number is
(203) 972-2000.

                           INVESTMENT CONSIDERATIONS

           Before purchasing the Shares, a prospective investor should consider, among other things, the following factors.

Leverage; Capital Requirements

           In recent years, the Company and its subsidiaries have incurred substantial indebtedness in connection with the acquisition, construction and start-up expenses of cellular telephone systems as well as the acquisition, upgrade and extension of cable television systems. At November 30, 1994, the Company and its subsidiaries had $1,410,877,000 of long-term debt (exclusive of current maturities of $1,643,000), including indebtedness under two credit agreements executed by subsidiaries of the Company and various banks (the "Credit Agreements") and under a note agreement executed by a subsidiary of the Company in December 1992 (the "Note Agreement"). Reflecting net losses in prior periods, the common stockholders' deficiency as stated on the Company's consolidated balance sheet at November 30, 1994 was $213,041,000. The Company's assets, including its cable television franchises and cellular telephone licenses, are recorded on its balance sheet at historical cost. The Company believes that the current fair value of such assets is significantly in excess of their historical cost. Accordingly, the Company does not believe that the common stockholders' deficiency affects the current fair value of the Company.

           The cable television and cellular telephone businesses are capital intensive. While cash generated from operations is expected to fund an increasing portion of the working capital requirements, capital expenditures and debt service obligations of the Company and its subsidiaries, the Company will require additional funds from bank borrowings and other sources. At November 30, 1994, subsidiaries of the Company had approximately $730,000,000 of potential unused borrowing capacity under their bank lines of credit (the "Credit Agreements"). In the past, the Company has funded the principal obligations on its long-term debt by refinancing the principal with expanded bank lines of credit. Although to date the Company has been able to obtain financing on satisfactory terms, there can be no assurance that this will continue to be the case in the future. The Indentures for the Company's outstanding issues of publicly-held debt (the "Indentures") impose certain restrictions on the incurrence of indebtedness. See "Restrictive Covenants; Consequences of Default" below.

Restrictive Covenants; Consequences of Default

           The Credit Agreements, the Note Agreement and the Indentures contain various financial and operating covenants, including, among other things, maintenance of certain financial ratios, restrictions on the ability of certain subsidiaries of the Company to incur indebtedness or liens, to make certain capital expenditures and to transfer funds to the Company and limits on certain other corporate actions. The Indentures also contain various covenants, including, among other things, restrictions on the ability of the Company to incur indebtedness and to make loans or capital contributions to, or to act as a guarantor for, certain of its subsidiaries and affiliates, which presently consist of those subsidiaries and affiliates engaged in the cellular telephone and related businesses. The ability of the Company and its subsidiaries to comply with such provisions may be affected by events beyond their control.

           In the event of a default under the agreements pursuant to which the outstanding debt securities of the Company and its subsidiaries are issued, the holders of such debt or the trustee acting on their behalf could elect to declare all of such debt securities, together with accrued interest, to be due and payable. Under certain of such agreements, the creditors would also have other remedies available, including foreclosure on the capital stock of the Company's subsidiaries which is pledged to secure such debt.

           The Company is currently in compliance with the financial and operating covenants contained in the Credit Agreements, the Note Agreement and the Indentures and management believes it is not presently at risk of noncompliance. However, there can be no assurance that this will continue to be the case.

Cellular Telephone Industry

           Although numerous cellular telephone systems are operational in the United States and other countries, the industry has only a limited operating history. The Company, through its 33.9%-owned subsidiary, Centennial Cellular Corp. ("Centennial Cellular"), owns or controls non-wireline cellular telephone systems in 29 markets in six geographic areas ("controlled systems") and minority interests in six limited partnerships which own wireline cellular telephone systems which primarily serve the Sacramento Valley and San Francisco Bay Area in California ("minority owned systems"). See "The Company." The Company's cellular telephone systems compete in each market with a wireline or a non-wireline system, as the case may be, as well as with other current and developing mobile radio technologies and other communications services. All of the controlled systems have experienced net operating losses and negative cash flow. The Company anticipates that such losses and negative cash flow will continue over the next several years and there can be no assurance that future cellular telephone operations will be profitable. While all of the controlled systems and the minority owned systems are operational, each of them is still in the developmental or start-up phase and substantial additional expenditures for construction and development will be required. Centennial Cellular may seek various sources of external financing to meet its current and future needs, including bank financing, joint ventures and partnerships, and public and private placements of debt and equity securities of Centennial Cellular. If it is unable to do so, the growth of the controlled systems will be impeded or, in the case of minority owned systems, Centennial Cellular's percentage interest could be diluted.

Control by Certain Stockholders

           The ownership interest in the Company of Leonard Tow and certain trusts for the benefit of members of his family (the "Tow Trusts") and Sentry Insurance a Mutual Company ("Sentry Insurance"), constituting approximately 96.4% of the combined voting power of both classes of Common Stock, presently gives such persons the power to elect all but one member of the Board of Directors of the Company and to control the vote on all other matters submitted to a vote of the Company's stockholders. See "Description of Capital Stock--Common Stock--Voting Rights." Leonard Tow and the Tow Trusts on the one hand and Sentry Insurance on the other hand have entered into a Principal Stockholders' Agreement providing that Sentry Insurance will vote its shares of Common Stock for the election of up to two directors designated by Leonard Tow, and that Leonard Tow and the Tow Trusts will vote the shares of Common Stock owned or controlled by them in favor of up to two directors designated by Sentry Insurance. The Principal Stockholders' Agreement also provides that neither Sentry Insurance nor Leonard Tow and the Tow Trusts may sell, assign or transfer their shares of Common Stock in a public sale without first offering the shares to the other party or parties to the Principal Stockholders' Agreement. See "Description of Capital Stock--Principal Stockholders' Agreement."

           Under certain of the Credit Agreements, an event of default occurs if Leonard Tow ceases to be the chief executive officer of each of the Company and the Company's principal operating subsidiaries and the Company and the Company's principal operating subsidiaries fail to appoint a reasonably acceptable successor to him within 30 days of his ceasing to hold such office or if Leonard Tow and/or members of his immediate family or trusts for their benefit cease to own, in the aggregate, stock of the Company having at least 331/3% of the combined voting power of both classes of Common Stock and 331/3% of the issued and outstanding shares of stock of the Company.

                                  THE COMPANY

           The Company is principally engaged through its operating subsidiaries in the business of owning and operating cable television and cellular telephone systems. The Company also owns and operates four radio stations, two of which are owned and operated by a joint venture which is 50% owned by the Company and 50% owned by an unaffiliated entity.

           At November 30, 1994, the Company owned and operated 56 cable television systems in 24 states and Puerto Rico. At that date, the Company's cable systems passed approximately 1,713,000 homes and served a total of approximately 995,000 primary basic subscribers. The cable system in Puerto Rico and one other cable system are owned 50% by the Company and 50% by unaffiliated entities. At November 30, 1994, these two systems passed approximately 432,000 homes and served approximately 205,000 primary basic subscribers.

           On August 30, 1991, Citizens Cellular Company ("Citizens Cellular"), a wholly owned subsidiary of Citizens Utilities Company ("Citizens"), was merged with and into Century Cellular Corp., an indirect wholly owned subsidiary of the Company that owned or controlled non-wireline cellular telephone systems in five geographic areas, the name of which was changed on February 7, 1992 to Centennial Cellular Corp. The Company has a 1.96% equity interest in Citizens and Leonard Tow, Chairman of the Board, Chief Executive Officer and Chief Financial Officer of the Company, is Chairman of the Board, Chief Executive Officer and Chief Financial Officer of Citizens. Citizens Cellular owned minority interests in limited partnerships which own wireline cellular telephone systems in six geographic areas. Upon consummation of the merger, Centennial Cellular, as the surviving corporation, became the owner of all of the cellular telephone properties previously owned by Centennial Cellular and Citizens Cellular as well as the paging and two-way mobile radio systems owned by Centennial Cellular. Centennial Cellular owns or controls non-wireline cellular telephone systems in 29 markets in six geographic areas representing approximately 5.04 million net pops and minority interests in six limited partnerships which own wireline cellular telephone systems which primarily serve the Sacramento Valley and San Francisco Bay Area in California representing approximately 1.08 million net pops. "Net pops" means the population of a cellular market, based upon the 1990 Census Report of the Bureau of the Census, United States Department of Commerce, multiplied by the Company's percentage ownership interest in an entity licensed by the Federal Communications Commission ("FCC") to construct or operate a cellular telephone system in that market.

           Centennial Cellular has two classes of Common Stock, Class A Common Stock and Class B Common Stock. The holders of the Class A Common Stock are entitled to one vote per share and the holders of the Class B Common Stock are entitled to fifteen votes per share. The Company owns 81.2% of the outstanding Class B Common Stock and 100% of the outstanding Second Series Convertible Redeemable Preferred Stock of Centennial Cellular, and Citizens owns 18.8% of the outstanding Class B Common Stock and 100% of the outstanding Convertible Redeemable Preferred Stock of Centennial Cellular. The Company and Citizens own 74.2% and 17.2%, respectively, of the combined voting power of both classes of Common Stock as of February 19, 1995 and, if the Company and Citizens each converts the preferred stock owned by it, the Company will own 59.4%, and Citizens will own 33.9%, of such voting power. As a result of such ownership and in accordance with an agreement with Citizens, the Company has the ability to nominate at least a majority and elect all of the directors of Centennial Cellular and retains control of Centennial Cellular.

           The Company expects to continue to consider acquisitions of or investments in cable television systems, cellular telephone systems (through its cellular subsidiaries) and other communications-related properties.

           The Company's principal executive offices are located at 50 Locust Avenue, New Canaan, Connecticut 06840 and its telephone number is (203) 972-2000.

Recent Developments

           On November 28, 1994, the Company entered into an agreement to acquire the cable television systems serving Anaheim, Hermosa Beach/Manhattan Beach, Fairfield and Rohnert Park/Yountville, California, for an aggregate purchase price of $286,000,000, subject to adjustment, payable in cash. At
September 30, 1994, such cable television systems served an aggregate of approximately 135,000 primary basic subscribers. The obligation of the Company to consummate this transaction is subject to certain closing conditions, including the approval of the relevant franchise authorities of both the transfer and extension of the relevant franchises and other regulatory approvals. The Company anticipates completing this acquisition by September 30, 1995.

     On March 1, 1995, the Company acquired cable television systems, including the Kootenai and Pullman systems, located in California, Colorado, Idaho, Montana and Washington for a purchase price consisting of approximately $56,000,000 (subject to adjustment) in cash ($18,000,000 of which was paid to the sellers and $38,000,000 of which was used to satisfy certain liabilities relating to the acquired cable television systems) and the issuance of the Shares (valued at $12.25 per share, subject to post-closing adjustment based on the price performance of the Class A Common Stock). At August 1, 1994, such cable television systems served an aggregate of approximately 44,000 primary basic subscribers.

           Centennial Cellular Corp., the Company's 33.9%-owned subsidiary, is currently participating in the bidding with respect to the FCC auction of the personal communication system (PCS) license to serve the Commonwealth of Puerto Rico and the U.S. Virgin Islands. The latest bid submitted by Centennial was approximately $55,000,000. There is no assurance that Centennial will be successful in obtaining such license through such bidding and Centennial has no obligation to submit additional bids.

           In February 1994, the Company through a wholly owned subsidiary ("Australian Holding Company") invested approximately $58,000,000 in a company (the "Licensee") that presently owns a 91.5% interest in one of two licenses issued by the Australian Broadcasting Authority authorizing the satellite delivery of television programming on a paid subscription basis ("Satellite Pay TV"). In addition, subsequent to year-end, the Company acquired for approximately $15,000,000, through the Australian Holding Company, the additional 8.5% interest in the license. With respect to the operation of the Satellite Pay TV business, the Australian Holding Company has an agreement in principle to cooperate with the other Satellite Pay TV license holder ("Second License Holder") in the areas of marketing, distribution facilities (including joint use of facilities for transmitting programming), subscriber management, and other areas of operation as contemplated by the Australian Broadcast Service Act. In addition, the Licensee has agreed to jointly use facilities for the distribution of programming in Australia through the use of MMDS licenses owned by the Second License Holder ("MMDS Venture"). The Licensee's initial interest in the MMDS Venture accrued by reason of said joint use facilities is approximately 25%, which may be increased by virtue of additional capital contributions. The agreements relating to the cooperation with the Second License Holder and the MMDS Venture are subject to regulatory review and approval. There is no assurance such approval will be received. The Company has also acquired, subsequent to May 31, 1994, an approximate 2% economic interest in the Second License Holder for approximately $10,000,000.

           In July 1994, the Company entered into an agreement to acquire a 50% economic interest in an Australian company which is a franchisee (the "Franchisee") of the Second License Holder. The franchise provides for the exclusive distribution rights to certain programming as well as the use of subscriber billing systems and distribution facilities. Pursuant to such agreement, the Company agreed to invest up to $55,000,000 for the acquisition by the Franchisee of MMDS licenses covering the franchised areas. The licenses were acquired for approximately $12,000,000 through an auction process conducted by the Australian Government. The Company has also agreed to fund up to approximately $11,000,000 of working capital needs of the Franchisee on terms that reflect the market for commercial banking facilities. Subject to certain conditions precedent, the agreement provided further that the Company would merge its Australian Holding Company with the Franchisee through transfer of its interests in such Holding Company for interests in the Franchisee. The merger was completed in February 1995. After completion of such merger, the Company has an approximate 75% to 77% economic interest in the combined entity. Pursuant to the terms of an amending agreement entered into on the completion date, the Franchisee acquired the outstanding shares of the Licensee and the aforementioned 8.5% interest in the license. The assets associated with the Company's investments in Australia are in the development stage and are not yet operational.


                    STOCK DISTRIBUTIONS AND DIVIDEND POLICY


           In recent years, in recognition of improvements in earnings before depreciation, amortization, interest and taxes ("operating cash flow"), the Company has from time to time made pro rata distributions of common stock to its stockholders, as discussed below. The effect of such distributions is to increase the number of shares outstanding and reduce the proportionate investment in the Company represented by each share. For accounting purposes, since the Company continues to report net losses and has an accumulated deficit, an amount equal to the aggregate par value ($.01 per share) of the shares distributed is transferred from additional paid in capital to the common stock account. If the Company had retained earnings, the accounting treatment would be to transfer an amount equal to the market value of the shares issued from retained earnings to additional paid-in capital. Since the Company has neither retained earnings nor current earnings, the stock distributions represent a reallocation of the shareholder's investment over an increased number of shares and do not represent distributions of corporate earnings and profits.

           On June 18, 1992, the Board of Directors of the Company declared a three percent stock distribution on the Company's Class A Common Stock and Class B Common Stock payable to the respective stockholders of record on July 3, 1992, which was distributed on July 24, 1992.

           On October 28, 1992, the Board of Directors of the Company declared a five percent stock distribution on the Company's Class A Common Stock and Class B Common Stock payable to the respective stockholders of record on November 11, 1992, which was distributed on December 2, 1992.

           On February 16, 1993, the Board of Directors of the Company declared a three percent stock distribution on the Company's Class A Common Stock and Class B Common Stock payable to the respective stockholders of record on March 1, 1993, which was distributed on March 22, 1993.

           On July 2, 1993, the Board of Directors of the Company declared a five percent stock distribution on the Company's Class A Common Stock and Class B Common Stock payable to the respective stockholders of record on July 15, 1993, which was distributed on August 6, 1993.

           On October 28, 1993, the Board of Directors of the Company declared a three percent stock distribution on the Company's Class A Common Stock and Class B Common Stock payable to the respective stockholders of record on November 10, 1993, which was distributed on December 1, 1993.

           The Company has never paid a cash dividend on its common stock. The Company is currently restricted from paying cash dividends by certain of its debt instruments. Its ability to do so is further limited by provisions of credit agreements entered into by certain of its subsidiaries that limit the amount of cash that may be upstreamed to the Company.

                          DESCRIPTION OF CAPITAL STOCK

           The Company's authorized Capital Stock consists of 400,000,000 shares of Class A Common Stock, 300,000,000 shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), and 100,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of February 19, 1994, 24,451,676 shares of Class A Common Stock were issued and outstanding (excluding treasury shares) and 65,406,115 shares of Class B Common Stock were issued and outstanding. At such date, 42,272,059 shares of Class B Common Stock were owned by Leonard Tow, Chairman of the Board, Chief Executive Officer and Chief Financial Officer of the Company, and certain trusts for the benefit of members of his family and 23,134,056 shares were owned by Sentry Insurance. No shares of Preferred Stock are outstanding and there is no agreement or understanding that would require the issuance of any series of such stock.

Common Stock

      Dividends

           If all cumulative dividends shall have been paid as declared or set apart for payment upon shares of Preferred Stock then outstanding, if any, holders of shares of Class A Common Stock and Class B Common Stock are entitled to receive such dividends as may be declared by the Company's Board of Directors out of funds legally available for such purpose. No dividend may be declared or paid in cash or property on any share of Class B Common Stock, however, unless simultaneously the same dividend is paid on each share of Class A Common Stock. Dividends can be declared and paid on shares of Class A Common Stock without being declared and paid on the shares of Class B Common Stock. In the case of any stock dividend, holders of Class A Common Stock are entitled to receive the same percentage dividend (payable in shares of Class A Common Stock) as the holders of Class B Common Stock receive (payable in shares of Class B Common Stock). See "Stock Distributions and Dividend Policy."

      Voting Rights

           Holders of shares of Class A Common Stock and Class B Common Stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes except (i) for the election of directors and (ii) as otherwise required by law. Under New Jersey law, the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock is required to approve, among other matters, an amendment of the certificate of incorporation if the rights or preferences of such holders would be subordinated or otherwise adversely affected thereby. In the election of directors, the holders of Class A Common Stock, voting as a separate class, are entitled to elect one director. The holders of Class A Common Stock and Class B Common Stock, voting as a single class with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, are entitled to elect the remaining directors. Holders of Class A Common Stock and Class B Common Stock are not entitled to cumulate votes in the election of directors. The ownership interest in the Company of Leonard Tow and the Tow Trusts and Sentry Insurance, constituting approximately 96.4% of the combined voting power of both classes of Common Stock, gives such persons the power to elect all but one Class A director as described above and to control the vote on all other matters submitted to a vote of the Company's stockholders.

      Liquidation Rights

           Upon liquidation, dissolution or winding up of the Company, the holders of the Class A Common Stock are entitled to share ratably with the holders of Class B Common Stock in all assets available for distribution after payment in full of creditors and after the preferential rights of holders of shares of Preferred Stock then outstanding, if any, have been satisfied.

      Other Provisions

           Each share of Class B Common Stock is convertible at the option of its holder into one share of Class A Common Stock at any time, and converts automatically into one share of Class A Common Stock upon sale or other transfer prior to December 31, 2010 to a person other than an associate. The holders of Class A Common Stock and Class B Common Stock are not entitled to preemptive or subscription rights. Neither the Class A Common Stock nor the Class B Common Stock may be subdivided, consolidated, reclassified, or otherwise changed unless concurrently the other class of shares is subdivided, consolidated, reclassified, or otherwise changed in the same proportion and in the same manner.

Preferred Stock

           The 100,000,000 shares of authorized and unissued Preferred Stock may be issued with such designations, voting powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions of such rights, as the Company's Board of Directors may authorize, including but not limited to: (i) the distinctive designation of each series and the number of shares that will constitute such series; (ii) the voting rights, if any, of shares of such series; (iii) the dividend rate on the shares of such series, any restriction, limitation or condition upon the payment of such dividends, whether dividends shall be cumulative and the dates on which dividends are payable; (iv) the prices at which, and the terms and conditions on which, the shares of such series may be redeemed, if such shares are redeemable;
(v) the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of such series; (vi) any preferential amount payable upon shares of such series in the event of the liquidation, dissolution or winding-up of the Company or the distribution of its assets; and (vii) the prices or rates of conversion at which, and the terms and conditions on which, the shares of such series may be converted into other securities, if such shares are convertible.

Principal Stockholders' Agreement

           In connection with the formation of the Company as a holding company in New Jersey, the then-existing stockholders of the Company entered into a Principal Stockholders' Agreement. This agreement contains provisions which generally restrict Sentry Insurance on the one hand, and Leonard Tow and the Tow Trusts on the other hand, from selling, assigning or transferring their shares of Common Stock in a public sale (as defined) without first offering the shares to the other party or parties to the Principal Stockholders' Agreement, and in the case of any other sale, to the Company and then the other party or parties to the Principal Stockholders' Agreement. The agreement also contains provisions that obligate each of Leonard Tow and the Tow Trusts and Sentry Insurance to vote for the election of one director designated by the other if the number of directors of the Company not elected solely by the holders of Class A Common Stock is three or fewer, or two directors designated by the other if the number of directors not elected solely by the holders of Class A Common Stock is four or more, as long as Sentry Insurance or Leonard Tow and the Tow Trusts, respectively, hold not less than 25% of the combined voting power of the Common Stock.

Transfer Agent

           The Transfer Agent and Registrar for the Class A Common Stock is Mellon Securities Trust Company, Ridgefield Park, New Jersey.


                            THE SELLING SHAREHOLDERS

           The Shares are being offered on behalf of the Selling Shareholders, who acquired such shares as a result of the mergers, effective March 1, 1995, of Kootenai and Pullman with subsidiaries of the Company. The names of the Selling Shareholders and the number of Shares acquired by each of them, all of which are being registered for resale hereunder, are as follows:

Shareholders                                                                          Number of Shares
- ------------                                                                          ----------------
Donald A. Adams                                                                             47,580
Robert K. Allison                                                                          347,160
Gerald Buford Estate                                                                        83,266
Jay R. Busch                                                                                77,645
Samuel P. Evans                                                                            304,337
Philip J. Fagan, Jr.                                                                        59,476
Mary Ford                                                                                   11,895
Richard S. Henderson                                                                        11,895
Bruce Hensel                                                                                47,580
Robert G. Holman and Rebecca B. Holman                                                      75,177
J. Paige Jenner and Maureen M. Jenner                                                      314,375
B. J. Koenig                                                                                71,371
Richard Marshall                                                                           166,532
Craig O. McCaw                                                                             118,951
John Linton Muraglia                                                                       172,806
Hugh McCulloh                                                                              295,537
Elsa Patricia McCulloh                                                                     295,299
Robert L. Nagel                                                                            214,965
Barbara P. Raemer                                                                           23,790
Donald G. Reiman                                                                            23,790
Gordon Rock                                                                                461,352(1)
Shirley Reynolds-Rock                                                                      190,322
Gary Ross                                                                                   11,895
Allen E. Royce                                                                              11,895
Jo C. Shepherd                                                                             118,951
Barbara R. Walker, Executor of the
will of Wallace W. Walker                                                                   23,790

- -----------------

(1) Includes 71,371 Shares held as custodian for each of Gregory Reynolds-Rock and Dana Reynolds-Rock.

           Except for John Linton Muraglia, who holds 1,000 shares of Class A Common Stock, as trustee for Meridian Communications, Inc., the Selling Shareholders do not own any shares of Class A Common Stock other than the Shares referred to above.


                              PLAN OF DISTRIBUTION

           The Shares are being sold by the Selling Shareholders for their own account; the Company will not receive any proceeds from the sales of the Shares by the Selling Shareholders. The Selling Shareholders are not restricted as to the price or prices at which they may sell the Shares. The aggregate proceeds to the Selling Shareholders from the sale of the Shares will be the purchase price of such Shares sold less the aggregate agents' or brokers' discounts or commissions and other expenses of issuance and distribution not borne by the Company. Further, the Selling Shareholders are not restricted as to the number of Shares which may be sold at any one time.

           The Selling Shareholders, or their pledgees, donees, transferees or other successors, may sell the Shares in any of three ways: (i) through broker-dealers; (ii) through agents or (iii) directly to one or more purchasers. The distribution of the Shares may be effected from time to time in one or more transactions (which may involve crosses or block transactions) (A) in the over-the-counter market, (B) in transactions otherwise than in the over-the-counter market or (C) through the writing of options on the Shares (whether such options are listed on an options exchange or otherwise). Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Shareholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or commissions from purchasers of Shares for whom they may act as agent (which discounts, concessions or commissions as to a particular broker-dealer might be in excess of those customary in the types of transactions involved). There is no plan to offer such Shares through underwriters or any existing arrangement between the Selling Shareholders and any broker or dealer.

           In connection with any sales, the Selling Shareholders and any broker-dealer participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and, if any such broker-dealers purchase shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act.

           The Selling Shareholders must comply with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder in offers and sales of their Shares. In particular, the Selling Shareholders may not: (i) pay commissions or finder's fees to anyone other than normal brokers' commissions paid to their brokers who execute their orders for sales; (ii) bid for or purchase for their own account or the account of any affiliate or induce others to bid for or purchase any of the Company's shares, including the Shares, until the Shares have been sold; or (iii) make any bids for or purchases of such shares, directly or indirectly, for the purpose of stabilizing the price of the Class A Common Stock. Additionally, the Selling Shareholders, including brokers through whom their sales are made as well as dealers who purchase Shares being offered hereby for resale, must comply with the Prospectus delivery requirements of the Securities Act during the term of this offering.


                                 LEGAL MATTERS

           The legality of the shares of Class A Common Stock offered will be passed upon for the Company by Leavy Rosensweig & Hyman, New York, New York. David Z. Rosensweig, a partner in the firm of Leavy Rosensweig & Hyman, is the Secretary and a director of the Company.

                                    EXPERTS

           The consolidated financial statements and related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1994 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.

      The estimated expenses in connection with the offering of the Shares, other than underwriting discounts and commissions, are as follows:

SEC registration fee.............................................................................................$10,653

Legal fees and expenses..........................................................................................  7,500*

Accounting fees and expenses...................................................................................... 5,000*

Miscellaneous expenses...........................................................................................  3,000*
                                                                                                                  -------
           Total..................................................................................................$26,153*
                                                                                                                  -------
                                                                                                                  -------

- ---------------
* Estimated

Item 15.  Indemnification of Directors and Officers.

      Section 14A:3-5 of the New Jersey Business Corporation Act provides the following with respect to the indemnification of directors, officers and employees:

      (1)  As used in this section,

           (a) "Corporate agent" means any person who is or was a director, officer, employee or agent of the indemnifying corporation or of any constituent corporation absorbed by the indemnifying corporation in a consolidation or merger and any person who is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at the request of the indemnifying corporation, or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee or agent;

           (b) "Other enterprise" means any domestic or foreign corporation, other than the indemnifying corporation, and any partnership, joint venture, sole proprietorship, trust, or other enterprise, whether or not for profit, served by a corporate agent;

           (c) "Expenses" means reasonable costs, disbursements and counsel fees;

           (d) "Liabilities" means amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties;

           (e) "Proceeding" means any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding; and

           (f) References to "other enterprises" include employee benefit plans; references to "fines" include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the indemnifying corporation" include any service as a corporate agent which imposes duties on, or involves services by, the corporate agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner the person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

      (2) Any corporation organized for any purpose under any general or special law of this State shall have the power to indemnify a corporate agent against his expenses and liabilities in connection with any proceeding involving the corporate agent by reason of his being or having been such a corporate agent, other than a proceeding by or in the right of the corporation, if

           (a) such corporate agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and

           (b) with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that such corporate agent did not meet the applicable standards of conduct set forth in paragraphs 14A:3-5(2)(a) and 14A:3-5(2)(b).

      (3) Any corporation organized for any purpose under any general or special law of this State shall have the power to indemnify a corporate agent against his expenses in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves the corporate agent by reason of his being or having been such corporate agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, in such proceeding no indemnification shall be provided in respect of any claim, issue or matter as to which such corporate agent shall have been adjudged to be liable to the corporation, unless and only to the extent that the Superior Court or the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all circumstances of the case, such corporate agent is fairly and reasonably entitled to indemnity for such expenses as the Superior Court or such other court shall deem proper.

      (4) Any corporation organized for any purpose under any general or special law of this State shall indemnify a corporate agent against expenses to the extent that such corporate agent has been successful on the merits or otherwise in any proceeding referred to in subsections 14A:3-5(2) and 14A:3-5(3) or in defense of any claim, issue or matter therein.

      (5) Any indemnification under subsection 14A:3-5(2) and, unless ordered by a court, under subsection 14A:3-5(3), may be made by the corporation only as authorized in a specific case upon a determination that indemnification is proper in the circumstances because the corporate agent met the applicable standard of conduct set forth in subsection 14A:3-5(2) or subsection 14A:3-5(3). Unless otherwise provided in the certificate of incorporation or bylaws, such determination shall be made

           (a) By the board of directors or a committee thereof, acting by a majority vote of a quorum consisting of directors who were not parties to or otherwise involved in the proceeding; or

           (b) If such a quorum is not obtainable, or, even if obtainable and such quorum of the board of directors or committee by a majority vote of the disinterested directors so directs, by independent legal counsel, in a written opinion, such counsel to be designated by the board of directors; or

           (c) By the shareholders if the certificate of incorporation or by-laws or a resolution of the board of directors or of the shareholders so directs.

      (6) Expenses incurred by a corporate agent in connection with a proceeding may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors upon receipt of an undertaking by or on behalf of the corporate agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified as provided in this section.

      (7) (a) If a corporation upon application of a corporate agent has failed or refused to provide indemnification as required under subsection 14A:3-5(4) or permitted under subsections 14A:3-5(2), 14A:3-5(3) and 14A:3-5(6), a corporate agent may apply to a court for an award of indemnification by the corporation, and such court

     (i) may award indemnification to the extent authorized under subsections 14A:3-5(2) and 14A:3-5(3) and shall award indemnification to the extent required under subsection 14A:3-5(4), notwithstanding any contrary determination which may have been made under subsection 14A:3-5(5); and

        (ii) may allow reasonable expenses to the extent authorized by, and subject to the provisions of, subsection 14A:3-5(6), if the court shall find that the corporate agent has by his pleadings or during the course of the proceeding raised genuine issues of fact or law.

      (b)  Application for such indemnification may be made

         (i) in the civil action in which the expenses were or are to be incurred or other amounts were or are to be paid; or

        (ii) to the Superior Court in a separate proceeding. If the application is for indemnification arising out of a civil action, it shall set forth reasonable cause for the failure to make application for such relief in the action or proceeding in which the expenses were or are to be incurred or other amounts were or are to be paid.

      The application shall set forth the disposition of any previous application for indemnification and shall be made in such manner and form as may be required by the applicable rules of court or, in the absence thereof, by direction of the court to which it is made. Such application shall be upon notice to the corporation. The court may also direct that notice shall be given at the expense of the corporation to the shareholders and such other persons as it may designate in such manner as it may require.

      (8) The indemnification and advancement of expenses provided by or granted pursuant to the other subsections of this section shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a corporate agent may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders, or otherwise; provided that no indemnification shall be made to or on behalf of a corporate agent if a judgment or other final adjudication adverse to the corporate agent establishes that his acts or omissions (a) were in breach of his duty of loyalty to the corporation or its shareholders, as defined in subsection (3) of N.J.S.14A:2-7, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the corporate agent of an improper personal benefit.

      (9) Any corporation organized for any purpose under any general or special law of this State shall have the power to purchase and maintain insurance on behalf of any corporate agent against any expenses incurred in any proceeding and any liabilities asserted against him by reason of his being or having been a corporate agent, whether or not the corporation would have the power to indemnify him against such expenses and liabilities under the provisions of this section. The corporation may purchase such insurance from, or such insurance may be reinsured in whole or in part by, an insurer owned by or otherwise affiliated with the corporation, whether or not such insurer does business with other insureds.

      (10) The powers granted by this section may be exercised by the corporation, notwithstanding the absence of any provision in its certificate of incorporation or bylaws authorizing the exercise of such powers.

      (11) Except as required by subsection 14A:3-5(4), no indemnification shall be made or expenses advanced by a corporation under this section, and none shall be ordered by a court, if such action would be inconsistent with a provision of the certificate of incorporation, a bylaw, a resolution of the board of directors or of the shareholders, an agreement or other proper corporate action in effect at the time of the accrual of the alleged cause of action asserted in the proceeding, which prohibits, limits or otherwise conditions the exercise of indemnification powers by the corporation or the rights of indemnification to which a corporate agent may be entitled.

      (12) This section does not limit a corporation's power to pay or reimburse expenses incurred by a corporate agent in connection with the corporate agent's appearance as a witness in a proceeding at a time when the corporate agent has not been made a party to the proceeding.

      Paragraph  (2)  of  Article   Eighth  of  the  Restated   Certificate   of
Incorporation of the Company provides, in pertinent part, as follows:

      The Corporation shall, to the fullest extent permitted by Section 14A:3-5 of the Business Corporation Act, as the same may be amended and supplemented, indemnify any and all corporate agents whom it shall have the power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or otherwise and shall continue as to a person who has ceased to be a corporate agent and shall inure to the benefit of the heirs, executors, administrators and personal representatives of such a corporate agent. The term "corporate agent" as used herein shall have the meaning attributed to it by Sections 14A:3-5 and 14A:5-21 of the Business Corporation Act and by any other applicable provision of law.

       Section 6.1 of the By-laws of the Company, as amended, provides as follows:

     Section 6.1 Right of Indemnification. The Corporation, to the fullest extent permitted by applicable law as then in effect, shall indemnify any person (the "indemnitee") who was or is involved in any manner (including, without limitation, as a party or a witness) or was or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action or proceeding by or in the right of the Corporation to procure a judgment in its favor) (a "Proceeding") by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or of a partnership, joint venture, trust or other enterprise (including, without limitation, service with respect to any employee benefit plan), whether the basis of any such Proceeding is alleged action in an official capacity as director or officer or in any other capacity while serving as a director or officer, against all liability, loss and expenses (including, without limitation, attorneys' fees, judgments, fines, and amounts paid or to be paid in settlement) actually and reasonably incurred by him or her in connection with such Proceeding. Such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors, administrators and legal representatives. The right to indemnification conferred in this By-law shall include the right to receive payment of any expenses incurred by the indemnitee in connection with such Proceeding in advance of the final disposition of the Proceeding, as herein set forth, consistent with applicable law as then in effect. All rights to indemnification conferred in this By-law, including rights to advancement of expenses and the evidentiary, procedural and other provisions of this By-law, shall be contract rights. The Corporation, by action of its Board of Directors, may provide indemnification for employees, agents, attorneys and representatives of the Corporation with the same, or with more or less, scope and extent as herein provided for officers and directors. No amendment to the Restated Certificate of Incorporation or amendment or repeal of the By-laws purporting to have the effect of modifying or repealing any of the provisions of this By-law in a manner adverse to the indemnitee shall abridge or adversely affect any right to indemnification or other similar rights and benefits with respect to any acts or omissions occurring prior to such amendment or repeal. This By-law shall be applicable to all Proceedings, whether arising from acts or omissions occurring before or after the adoption of this By-law. The phrases "this By-law" and "By-law" shall refer to this Article VI.



Item 16. Exhibits.

5       -   Opinion of Leavy Rosensweig & Hyman.
23.1    -   Consent of Deloitte & Touche LLP.
23.2    -   Consent of Leavy Rosensweig & Hyman (included in Exhibit 5).
24      -   Power of Attorney (included in Part II of the Registration
            Statement).

Item 17. Undertakings.

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs (l)(i) and (l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section l5(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of New Canaan, State of Connecticut, on the 2nd day of March, 1995.

                                             CENTURY COMMUNICATIONS CORP.


                                              By  BERNARD P. GALLAGHER
                                                  -----------------------------
                                                  Bernard P. Gallagher,
                                                  President and Chief Operating
                                                  Officer


                               POWER OF ATTORNEY


           KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Leonard Tow, Bernard P. Gallagher, Scott N. Schneider and David Z. Rosensweig, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

           Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons, in the capacities indicated, on March 2, 1995.


                              By LEONARD TOW
                                 -----------------------------------------
                                 Leonard Tow
                                 Chairman of the Board, Chief Executive
                                 Officer, Chief Financial Officer and
                                 Director (principal  executive and
                                 financial officer)


                              By SCOTT N. SCHNEIDER
                                 -----------------------------------------
                                 Scott N. Schneider
                                 Senior Vice President, Treasurer and
                                 Chief Accounting Officer (principal
                                 accounting  officer) and Director


                              By LARRY C. BALLARD
                                 -----------------------------------------
                                 Larry C. Ballard
                                 Director


                              By STEVEN R. BOEHLKE
                                 -----------------------------------------
                                 Steven R. Boehlke
                                 Director


                              By BERNARD P. GALLAGHER
                                 -----------------------------------------
                                 Bernard  P.  Gallagher
                                 Director


                              By WILLIAM M. KRAUS
                                 -----------------------------------------
                                 William M. Kraus
                                 Director


                              By DAVID Z. ROSENSWEIG
                                 -----------------------------------------
                                 David  Z.  Rosensweig
                                 Director


                              By ROBERT D. SIFF
                                 -----------------------------------------
                                 Robert D. Siff
                                 Director


                              By PETER J. SOLOMON
                                 -----------------------------------------
                                 Peter J. Solomon
                                 Director


                              By ANDREW TOW
                                 -----------------------------------------
                                 Andrew Tow
                                 Director


                              By CLAIRE L. TOW
                                 -----------------------------------------
                                 Claire L. Tow
                                 Director